UNITED STATED

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X] Filed by a Party Other Than the Registrant [ ]

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[ ] Preliminary Proxy Statement

[ ] Confidential for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ] Definitive Proxy Statement

[X] Definitive Additional Materials

[ ] Soliciting Material Pursuant to sec. 240.14a-11(c) of sec. 240.14a-12

MFS GROWTH FUND

(Names of Registrants as Specified in their Charters)

(Name of Person(s) Filing Proxy Statement, if other than the Registrants)

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YOUR ACTION IS REQUESTED ON BEHALF OF:

MFS® Growth Fund

Dear Shareholder:

You are receiving this reminder notice because you held shares of MFS Growth Fund at the close of business on March 21, 2025, and our records indicate we have not received your vote on the proposal to reclassify the Fund from “diversified” to “non-diversified“ status. The Board of Directors of the Fund believes that the proposal is in the best interests of the Fund and its shareholders and unanimously asks that you vote “FOR” the proposal.

The Special Meeting of Shareholders held on June 18, 2025, has been adjourned until July 9, 2025, at 11:00 a.m. (Eastern Time) to permit further solicitation of proxies. Please help us avoid further adjournments, phone calls, costs, and additional mailings by voting your shares as soon as you can.

It’s extremely important that you participate in the vote so we can continue with our purpose of creating long-term value responsibly for our clients.

THE FUND’S BOARD AND MANAGEMENT RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL

PLEASE VOTE PRIOR TO THE MEETING DATE OF JULY 9, 2025

You can vote using one of the following options:

1) SPEAKING TO A PROXY SPECIALIST

Call 1-855-372-3507 to speak to a live proxy specialist. We can answer your questions and record your vote.

2) VOTE ONLINE

Log on to the website shown on your proxy card. Please have your proxy card in hand to access your control number (located in the box) and follow the on-screen instructions.

3) VOTE BY TOUCH-TONE TELEPHONE

Call the toll-free number listed on your proxy card. Please have your proxy card in hand to access your control number (located in the box) and follow the recorded instructions.

4) VOTE BY MAIL

Complete, sign and date the proxy card and then return it in the enclosed postage paid envelope.

The Proxy Statement mailed to you contains important information regarding the proposals that you are being asked to consider. A copy of the Proxy Statement may be viewed or downloaded at the website listed on your proxy card. Please read the materials carefully. If you have any questions regarding the proposal, or need assistance with voting, you may call Computershare Fund Services, the Funds’ proxy solicitor, toll free at 1-855-372-3507.

Thank you for your prompt attention to this matter.

David L. DiLorenzo